Exhibit 99.1

        Digirad Announces First Quarter Total Revenues up 13%;
                          DIS Revenues Up 18%

    POWAY, Calif.--(BUSINESS WIRE)--May 2, 2005--Digirad Corporation (Nasdaq:DRAD), a leader in providing solid-state medical imaging products and services to physician offices, hospitals and imaging centers, today reported financial results for the three months ended March 31, 2005.
    For the first quarter of 2005, total revenues rose 13% to $18.0 million, compared with $15.9 million in the first quarter of 2004. Digirad Imaging Solutions' (DIS) mobile leasing services revenues rose 18% to $12.3 million, compared with $10.4 million for the first quarter of the prior year. Product revenues, which include sales of gamma cameras, upgrades, accessories and maintenance contract revenues, were $5.6 million, up 3% from $5.5 million one year ago.
    Consolidated gross profit margin for the first quarter of 2005 was 28.7%, compared with 30.6% in the prior-year period, due primarily to lower product gross margins. Product gross margins were 26.5%, compared with 32.3% in the prior-year period, reflecting a lower number of camera sales, lower manufacturing volumes and the sale of lower-margin Cardius(TM)-2 imagers, partially offset by sales of higher-margin Cardius-3 imagers. DIS gross margins held steady compared with the prior-year period at 29.7%.
    Operating expenses were $6.4 million for the 2005 first quarter, compared with $4.8 million for the comparable 2004 period, due to additional sales headcount in conjunction with the DIS expansion efforts, higher research and development costs related to new products and an increase in various general and administrative costs required to operate as a public company.
    The net loss for the first quarter of 2005 was $981,000, or $0.05 per share, compared with a net loss of $266,000 for the first quarter of 2004.
    Cash, cash equivalents and short-term investments as of March 31, 2005 totaled $50.6 million, compared with $55.6 million as of December 31, 2004, reflecting a $2 million pre-payment of principal on outstanding debt to eliminate approximately $300,000 of interest expense and the use of working capital to purchase inventory.
    "While this quarter's financial performance was below our expectations, we saw several trends that support the strength of the Digirad business model. Notably, DIS service days increased to 3,381 this quarter from 2,734 in the prior-year period and from 3,256 during the fourth quarter of 2004, and DIS margins improved to 29.7% this quarter from 27.3% in the fourth quarter of 2004. Our Cardius-3 imager, which offers faster acquisition times and improved work flow in both the physician office and hospital settings and therefore commands premium pricing, continues to be positively received. We delivered three of these units in the first quarter of 2005," said Gary Burbach, Chief Executive Officer of Digirad.
    "We also are pleased to have achieved targeted DIS revenue levels during the quarter and to have expanded into an additional state, bringing the number of states in which DIS operates to 19 plus the District of Columbia. However, territory expansion has been somewhat hampered by the slower-than-expected ramp up of new sales people who have been added during the last six months. Meanwhile, we redeployed a few underutilized imaging systems as we focus on improving DIS asset utilization rates at existing hubs," said Burbach.
    "My initial priority is to focus on building relationships with Digirad's customers and employees while becoming fully familiar with our business operations and strategies. Once this process is complete, Digirad will comment on the Company's financial guidance for the remainder of 2005," said Burbach. "I have great confidence in the Digirad team and I look forward to driving the Company toward achieving its leadership potential in 2005 and beyond."

    Conference Call Information

    Management will host an investment community conference call today at 4:45 p.m. Eastern Time (1:45 p.m. Pacific Time) to discuss the Company's financial results and to answer questions.
    To participate in the live call by telephone, from the U.S., dial 877-815-7177, or from outside the U.S. dial 706-634-1178. A live web cast of the call can be accessed at www.digirad.com. The web site replay will be available for one year and the telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 from the U.S., or 706-645-9291 for international callers, and entering reservation code 5586116.

    About Digirad

    Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce a high-quality image for use in the detection of many medical conditions including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces. Digirad's wholly owned subsidiaries Digirad Imaging Solutions and Digirad Imaging Systems offer a comprehensive and mobile imaging leasing and services program for physicians who wish to perform in-office nuclear cardiology procedures but do not have the patient volume, capital or resources to justify purchasing a gamma camera. For more information, please visit www.digirad.com. Digirad(R) and Digirad Imaging Solutions(R) are registered trademarks of Digirad Corporation. Cardius(TM) is a trademark and DigiTech(SM) is a service mark of Digirad Corporation.

    Forward-Looking Statements

    Digirad cautions that statements included in this press release that are not a description of historical facts (including, without limitation, favorable trends in Digirad Imaging Solutions' revenues per day and number of lease days and demand for Cardius-3 imagers) are forward-looking statements. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. In particular, these include statements relating to future actions, prospective products, services or market opportunities, future performance or results of current and anticipated products or services, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. The inclusion of forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the degree to which the departure of senior executives and sales employees may affect Digirad's customers, work force, suppliers and overall business prospects and operations; the degree to which Digirad's existing imaging systems and services will be accepted by physicians and hospitals; Digirad's ability to compete against large, well-established competitors with significantly greater resources; any unforeseen changes in domestic and international legislation, regulation or coverage and reimbursement policies of third-party payors; Digirad's ability to timely develop new products, product enhancements and services that are accepted by the market; Digirad's lack of a diversified line of products and services; any technical problems that may develop with respect to Digirad's imaging systems, including the Cardius-3, or any manufacturing or supply problems or price fluctuations that may affect Digirad's third-party suppliers; the ability of Digirad to effectively market, sell and distribute its imaging systems, including the Cardius-3, and services given its limited capabilities in these areas; Digirad's ability to retain and attract key executives, qualified managers, engineers and imaging technologists; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems, including the Cardius-3; Digirad's reliance on a limited number of customers for its products and imaging services; Digirad's compliance with extensive and complex product service and reimbursement regulations, licensure and reporting requirements of the Food and Drug Administration and other state and federal agencies, including with respect to the DIS business, those that are subject to variable interpretations; Digirad's ability to protect its intellectual property and proprietary technology through patents and other means and defend against claims by third parties; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission on June 10, 2004.
    Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.


                          Digirad Corporation
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (Unaudited)

                                                   Three months ended
                                                        March 31,
                                                   ------------------
                                                       2005     2004
                                                    -------- --------
  Revenues:
     DIS                                            $12,322  $10,407
     Product                                          5,648    5,461
                                                    -------- --------
  Total revenues                                     17,970   15,868
  Cost of revenues:
     DIS                                              8,625    7,265
     Product                                          4,129    3,639
     Stock-based compensation                            59      116
                                                    -------- --------
  Total cost of revenues                             12,813   11,020
                                                    -------- --------
  Gross profit                                        5,157    4,848
  Operating expenses:
     Research and development                           900      640
     Sales and marketing                              2,018    1,780
     General and administrative                       3,329    2,145
     Amortization and impairment of intangible
      assets                                             16       16
     Stock-based compensation                           119      188
                                                    -------- --------
  Total operating expenses                            6,382    4,769
                                                    -------- --------
  Income (loss) from operations                      (1,225)      79
  Other income (expense):
     Interest income                                    342        8
     Interest expense                                   (90)    (323)
     Other                                               (8)     (30)
                                                    -------- --------
  Total other income (expense)                          244     (345)
                                                    -------- --------
  Net loss                                             (981)    (266)
  Accretion of deferred issuance costs on preferred
   stock                                                  -      (88)
                                                    -------- --------
  Net loss applicable to common stockholders        $  (981) $  (354)
                                                    ======== ========

  Net loss per share (1):
  Historical - Basic and diluted net loss per share $ (0.05) $(10.88)
                                                    ======== ========
  Pro-forma - Basic and diluted net loss per share   $(0.05)  $(0.02)
                                                    ======== ========
  Shares used in per share calculations (1):
  Historical weighted average shares outstanding -
   basic and diluted                                 18,105       33
                                                    ======== ========
  Pro-forma weighted average shares outstanding -
   basic and diluted                                 18,105   12,477
                                                    ======== ========

(1) As a result of the conversion of our preferred stock into 12.4 million shares of our common stock upon completion of our initial public offering in June 2004, there is a lack of comparability in the historical basic and diluted net income (loss) per share amounts for the periods presented above. Accordingly, the pro forma per share information presented assumes the conversion of all the shares of preferred stock into common stock as of the beginning of each period presented or the date of issuance, if later.


                          Digirad Corporation
                      Consolidated Balance Sheets
               (In thousands, except par value amounts)

                                                March 31, December 31,
                                                   2005       2004
                                                ----------- ---------
  Assets                                        (Unaudited)
  Current assets:
     Cash and cash equivalents                    $  8,036  $ 11,348
     Short-term investments                         42,557    44,215
     Accounts receivable, net                       11,618    10,017
     Inventories, net                                8,083     6,980
     Other current assets                            1,687     1,620
                                                ----------- ---------
  Total current assets                              71,981    74,180
  Property and equipment, net                       11,734    11,182
  Intangibles, net                                     523       542
  Restricted cash                                      120       120
                                                ----------- ---------
  Total assets                                    $ 84,358  $ 86,024
                                                =========== =========

  Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable                              $  5,012  $  4,313
    Accrued compensation                             1,963     2,410
    Accrued warranty                                 1,211     1,219
    Other accrued liabilities                        3,255     2,651
    Deferred revenue                                 2,908     2,344
    Current portion of debt                            923     2,228
                                                ----------- ---------
  Total current liabilities                         15,272    15,165
  Deferred rent                                        366       371
  Long-term debt, net of current portion               876     1,754
  Commitments and contingencies
  Stockholders' equity
  Preferred stock, $0.0001 par value: 10,000
   shares authorized at March 31, 2005 and
   December 31, 2004; no shares issued and
   outstanding at March 31, 2005 and December
   31, 2004                                              -         -
 Common stock, $0.0001 par value: 150,000 shares
  authorized at March 31, 2005 and December 31,
  2004; 18,134 and 18,075 shares issued and
  outstanding at March 31, 2005 and December 31,
  2004, respectively                                     2         2
  Additional paid-in capital                       149,835   149,845
  Accumulated other comprehensive loss                (214)      (97)
  Deferred compensation                               (702)     (920)
  Accumulated deficit                              (81,077)  (80,096)
                                                ----------- ---------
  Total stockholders' equity                        67,844    68,734
                                                ----------- ---------
  Total liabilities and stockholders' equity      $ 84,358  $ 86,024
                                                =========== =========

    News release code: DRADG

    CONTACT: Digirad Corporation
             Todd Clyde, Chief Financial Officer
             ir@digirad.com
             858-726-1600
             or
             Lippert/Heilshorn & Associates
             Ina McGuinness or Bruce Voss
             imcguinness@lhai.com
             310-691-7100